Exhibit 99.1

Sportsman’s Warehouse Holdings, Inc. Announces

Second Quarter 2023 Financial Results

WEST JORDAN, Utah, September 6, 2023--Sportsman's Warehouse Holdings, Inc. (“Sportsman's Warehouse” or the “Company”) (Nasdaq: SPWH) today announced financial results for the thirteen weeks ended July 29, 2023.

“We were disappointed with our second quarter results and the slow-down in store traffic, as the challenging macroeconomic conditions continue to pressure consumer discretionary spending,” said Joseph Schneider, interim CEO and Chair of the Board. “Given results came in below our expectations, we are taking additional actions to reduce our overall expense structure to closer align with current sales trends. Additionally, we will be more aggressive and strategic with our promotional activity to drive foot traffic to our stores and leverage our omni-channel platform to provide consumers with an industry leading product assortment.”

“The Board continues to search for a permanent, long-term CEO to lead Sportsman’s Warehouse,” continued Schneider. “This is our number one priority. The search is progressing well and we are pleased with the quality and experience we are seeing in the candidates and expect to fill the position soon.”

For the thirteen weeks ended July 29, 2023:

•
Net sales were $309.5 million, compared to $351.0 million in the second quarter of fiscal year 2022, a decrease of 11.8%. This net sales decrease was primarily due to lower demand across all product categories and a decline in store traffic resulting from the continued impact of consumer inflationary pressures on discretionary spending, partially offset by the opening of 14 new stores since July 30, 2022.
•
Same store sales decreased 16.1% during the second quarter of fiscal year 2023, compared to the second quarter of fiscal year 2022, primarily as a result of the same factors noted above that impacted net sales.
•
Gross profit was $100.8 million, or 32.6% of net sales, compared to $117.5 million, or 33.5% of net sales, in the corresponding period of fiscal year 2022. This decrease as a percentage of net sales was primarily driven by a greater portion of our sales from promotional activities and reduced product margins in our ammunition category.
•
Selling, general, and administrative (SG&A) expenses were $102.3 million, or 33.1% of net sales, compared to $97.0 million, or 27.6% of net sales, in the second quarter of fiscal year 2022. The increase, as a percentage of net sales, was largely due to increases in rent, depreciation and new store pre-opening expenses, primarily related to the opening of 14 new stores since July 30, 2022. These increases were partially offset by a decrease in payroll expenses, driven by increased operational efficiencies across our retail stores.
•
Net loss was $(3.3) million, compared to net income of $14.6 million in the second quarter of fiscal year 2022. Adjusted net loss was $(1.6) million compared to adjusted net income of $15.1 million in the second quarter of fiscal year 2022 (see “GAAP and Non-GAAP Financial Measures”).

•
Adjusted EBITDA was $13.1 million, compared to $30.6 million in the corresponding prior-year period (see “GAAP and Non-GAAP Financial Measures”).
•
Diluted loss per share was $(0.09) compared to a diluted earnings per share of $0.35 in the corresponding prior-year period. Adjusted diluted loss per share was $(0.04) compared to adjusted diluted earnings per share of $0.36 in the second quarter of fiscal year 2022 (see “GAAP and Non-GAAP Financial Measures”).

For the twenty-six weeks ended July 29, 2023:

•
Net sales were $577.0 million, a decrease of 12.6%, compared to the first six months of fiscal year 2022. This net sales decrease was primarily driven by lower demand across all product categories and a decline in store traffic due to the continued consumer inflationary pressures on discretionary spending and extended winter weather conditions in the Western United States, partially offset by the opening of 14 new stores since July 30, 2022.

•
Same store sales decreased 16.9% compared to the first six months of fiscal 2022, primarily as a result of the same factors noted above that impacted net sales.

•
Gross profit was $180.9 million or 31.3% of net sales, compared to $216.6 million or 32.8% of net sales for the first six months of fiscal 2022. This decrease as a percentage of net sales was primarily due to a mix shift to product categories with lower margins, reduced overall product margins from increased promotional activities and a decline in ammunition margins.

•
SG&A expenses increased to $201.3 million or 34.9% of net sales, compared with $193.1 million or 29.2% of net sales for the first six months of fiscal 2022. This increase was primarily the result of increases in rent, depreciation, new store pre-opening expenses and professional services expenses. These expenses were partially offset by increased store operating efficiencies.

•
Net loss was $(18.9) million, compared to net income of $16.6 million in the prior year period. Adjusted net loss was $(16.4) million, compared to adjusted net income of $17.3 million in the first six months of fiscal 2022 (see “GAAP and Non-GAAP Financial Measures”).

•
Adjusted EBITDA was $7.5 million compared to $43.6 million in the prior year period (see "GAAP and Non-GAAP Financial Measures").

•
Diluted loss per share was $(0.50), compared to diluted earnings per share of $0.38 in the first six months of last year. Adjusted diluted loss per share was $(0.44), compared to adjusted diluted earnings per share of $0.40 in the prior year period (see "GAAP and Non-GAAP Financial Measures").

Balance sheet and capital allocation highlights as of July 29, 2023:

•
The Company ended the quarter with net debt of $200.2 million, comprised of $2.9 million of cash and cash equivalents and $203.1 million of borrowings outstanding under the Company’s revolving credit facility. Inventory at the end of the second quarter was $457.2 million.

•
Total liquidity was $98.6 million as of the end of the second quarter of fiscal year 2023, comprised of $95.7 million of availability on the revolving credit facility and $2.9 million of cash and cash equivalents.
•
During the second quarter of fiscal year 2023, the Company repurchased approximately 431,000 shares of its common stock in the open market, returning $2.1 million to stockholders. As of the end of the second quarter of fiscal year 2023, the Company had approximately $7.5 million of remaining capacity under its authorized repurchase program.

Third Quarter Fiscal Year 2023 Outlook:

For the third quarter of fiscal year 2023, net sales are expected to be in the range of $310 million to $330 million, anticipating that same store sales will be down 19% to 14% year-over-year. Adjusted diluted earnings per share for the third quarter are expected to be in the range of negative $0.20 to negative $0.05.

Jeff White, Chief Financial Officer of Sportsman’s Warehouse, said, “During the second quarter we successfully executed certain cost reductions and continue to find ways to streamline our overall expense structure to be leaner and more efficient. We believe these ongoing efforts will yield up to $25 million in annualized cost savings. Given the persistent macroeconomic pressures on the consumer, we are taking a very cautious approach in the back half of this year. We plan to implement aggressive promotions and markdowns to drive store traffic to meet our customer where they are financially, putting additional pressure on our gross margins.”

Conference Call Information:

A conference call to discuss second quarter 2023 financial results is scheduled for September 6, 2023, at 5:00PM Eastern Time. The conference call will be held via webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”) and that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): adjusted net (loss) income, adjusted diluted (loss) earnings per share and adjusted EBITDA. The Company defines adjusted net (loss) income as net (loss) income plus expenses incurred relating to director and officer transition costs, costs related to the implementation of our cost reduction plan and a one-time legal settlement and related fees and expenses. Net (loss) income is the most comparable GAAP financial measure to adjusted net (loss) income. The Company defines adjusted diluted (loss) earnings per share as adjusted net (loss) income divided by diluted weighted average shares outstanding. Diluted (loss) earnings per share is the most comparable GAAP financial measure to adjusted diluted (loss) earnings per share. The Company defines Adjusted EBITDA as net (loss) income plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, pre-opening expenses, director and officer transition costs, costs related to the implementation of our cost reduction plan and a one-time legal settlement and related fees and expenses. Net (loss) income is the most comparable GAAP financial measure to adjusted EBITDA. Adjusted EBITDA excludes pre-opening expenses because the Company does not believe these expenses are indicative of the underlying operating performance of its stores. The amount and timing of pre-opening expenses are dependent on, among other things, the size of new stores opened and the number of new stores opened during any given period. The Company has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Financial Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors and are frequently used by analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted (loss) earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations, and as additional measurement tools for purposes of business decision-making, including evaluating store performance, developing budgets and managing expenditures. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company’s management believes that these non-GAAP financial measures allow investors to evaluate the Company’s operating performance and compare its results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of the Company’s core operating performance. The presentation of such measures, which may include adjustments to exclude unusual or non-recurring items, should not be construed as an inference that the Company’s future results, cash flows or leverage will be unaffected by other unusual or non-recurring items.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, statements regarding: expected annual cost savings from our cost reduction initiatives; our ability to leverage our omni-channel platform to drive consumers to our stores and website; our search for a permanent, long-term CEO with the skills and drive needed to lead our company through its next evolution of growth; our guidance for net sales, same store sales and adjusted diluted earnings per share for the third quarter of fiscal year 2023; our plan to implement aggressive promotions to drive store traffic and accommodate our customers; and our anticipated $25 million of annualized expense reductions. Investors can identify these statements by the fact that they use words such as “aim,” “anticipate,” “assume,” “believe,” “can have,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar terms and phrases. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that predicting the impact of known factors is very difficult, and we cannot anticipate all factors that could affect our actual results. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to: the Company’s inability to find a new CEO on its anticipated timeline; the impact of the announcement of a successor CEO on the Company’s stock and its employees, suppliers and customers; current and future government regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and ability to conduct its business; the Company’s retail-based business model, which is impacted by general economic and market conditions and economic, market and financial uncertainties that may cause a decline in consumer spending; the impact of general macroeconomic conditions, such as labor shortages, inflation, rising interest rates, economic slowdowns, recessions or market corrections, liquidity concerns at, and failures of, banks and other financial institutions, and tightening credit markets on the Company’s operations; the Company’s concentration of stores in the Western United States and related weather conditions; competition in the outdoor activities and specialty retail market and the potential for increased competition; changes in consumer demands; the Company’s expansion into new markets and planned growth, including its plans to open additional stores in future periods, which may not be successful; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended January 28, 2023 which was filed with the SEC on April 13, 2023, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman’s Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contact:

Riley Timmer

Vice President, Investor Relations

Sportsman’s Warehouse

(801) 304-2816

investors@sportsmans.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(amounts in thousands, except per share data)

	For the Thirteen Weeks Ended

	July 29, 2023	% of net sales	July 30, 2022	% of net sales	YOY Variance
Net sales	$309,495	100.0%	$351,021	100.0%	$(41,526)
Cost of goods sold	208,678	67.4%	233,482	66.5%	(24,804)
Gross profit	100,817	32.6%	117,539	33.5%	(16,722)

Operating expenses:
Selling, general and administrative expenses	102,334	33.1%	97,023	27.6%	5,311
(Loss) income from operations	(1,517)	(0.5%)	20,516	5.9%	(22,033)
Interest expense	3,527	1.1%	767	0.2%	2,760
(Loss) income before income taxes	(5,044)	(1.6%)	19,749	5.7%	(24,793)
Income tax (benefit) expense	(1,756)	(0.6%)	5,135	1.5%	(6,891)
Net (loss) income	$(3,288)	(1.0%)	$14,614	4.2%	$(17,902)

(Loss) earnings per share
Basic	$(0.09)		$0.35		$(0.44)
Diluted	$(0.09)		$0.35		$(0.44)

Weighted average shares outstanding
Basic	37,498		41,962		(4,464)
Diluted	37,498		42,194		(4,696)

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(amounts in thousands, except per share data)

	For the Twenty-Six Weeks Ended

	July 29, 2023	% of net sales	July 30, 2022	% of net sales	YOY Variance
Net sales	$577,024	100.0%	$660,526	100.0%	$(83,502)
Cost of goods sold	396,163	68.7%	443,896	67.2%	(47,733)
Gross profit	180,861	31.3%	216,630	32.8%	(35,769)

Operating expenses:
Selling, general and administrative expenses	201,337	34.9%	193,108	29.2%	8,229
(Loss) income from operations	(20,476)	(3.6%)	23,522	3.6%	(43,998)
Interest expense	5,574	1.0%	1,334	0.2%	4,240
(Loss) income before income taxes	(26,050)	(4.6%)	22,188	3.4%	(48,238)
Income tax (benefit) expense	(7,123)	(1.3%)	5,576	0.8%	(12,699)
Net (loss) income	$(18,927)	(3.3%)	$16,612	2.5%	$(35,539)

(Loss) earnings per share
Basic	$(0.50)		$0.39		$(0.89)
Diluted	$(0.50)		$0.38		$(0.89)

Weighted average shares outstanding
Basic	37,546		42,950		(5,404)
Diluted	37,546		43,180		(5,634)

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(amounts in thousands, except par value data)

	July 29,	January 28,
	2023	2023
Assets
Current assets:
Cash and cash equivalents	$2,893	$2,389
Accounts receivable, net	2,774	2,053
Income tax receivable	5,246	—
Merchandise inventories	457,160	399,128
Prepaid expenses and other	26,615	22,326
Total current assets	494,688	425,896
Operating lease right of use asset	302,002	268,593
Property and equipment, net	197,759	162,586
Goodwill	1,496	1,496
Definite lived intangibles, net	359	389
Total assets	$996,304	$858,960

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$75,435	$61,948
Accrued expenses	91,307	99,976
Income taxes payable	—	932
Operating lease liability, current	47,864	45,465
Revolving line of credit	203,059	87,503
Total current liabilities	417,665	295,824
Long-term liabilities:
Deferred income taxes	7,151	9,544
Operating lease liability, noncurrent	298,774	260,479
Total long-term liabilities	305,925	270,023
Total liabilities	723,590	565,847

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value; 20,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 100,000 shares authorized; 37,381 and 37,541 shares issued and outstanding, respectively	374	375
Additional paid-in capital	79,887	79,743
Accumulated earnings	192,453	212,995
Total stockholders' equity	272,714	293,113
Total liabilities and stockholders' equity	$996,304	$858,960

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements Cash Flows (Unaudited)

(amounts in thousands)

	Twenty-Six Weeks Ended
	July 29,	July 30,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(18,927)	$16,612
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property and equipment	17,719	15,137
Amortization of deferred financing fees	76	108
Amortization of definite lived intangible	30	36
Noncash lease expense	12,615	16,027
Deferred income taxes	(2,393)	(770)
Stock-based compensation	2,376	2,449
Change in operating assets and liabilities, net of amounts acquired:
Accounts receivable, net	(720)	26
Operating lease liabilities	(5,330)	(15,276)
Merchandise inventories	(58,032)	(50,822)
Prepaid expenses and other	(4,368)	1,500
Accounts payable	11,832	38,269
Accrued expenses	(7,028)	(10,681)
Income taxes payable and receivable	(6,178)	(4,648)
Net cash (used in) provided by operating activities	(58,328)	7,967
Cash flows from investing activities:
Purchase of property and equipment, net of amounts acquired	(51,971)	(22,588)
Net cash used in investing activities	(51,971)	(22,588)
Cash flows from financing activities:
Net borrowings on line of credit	115,556	24,726
Decrease in book overdraft	(904)	(7,221)
Proceeds from issuance of common stock per employee stock purchase plan	456	525
Payments to acquire treasury stock	(2,748)	(52,057)
Payment of withholdings on restricted stock units	(1,557)	(1,844)
Payment of deferred financing costs	—	(508)
Net cash provided by (used in) financing activities	110,803	(36,379)
Net change in cash and cash equivalents	504	(51,000)
Cash and cash equivalents at beginning of period	2,389	57,018
Cash and cash equivalents at end of period	$2,893	$6,018

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$2,343	$1,220
Income taxes, net of refunds	1,448	10,993

Supplemental schedule of noncash activities:
Noncash change in operating lease right of use asset and operating lease liabilities from remeasurement of existing leases and addition of new leases	$46,081	$23,972
Purchases of property and equipment included in accounts payable and accrued expenses	$9,601	$5,409

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Financial Measures (Unaudited)

(amounts in thousands, except per share data)

The following table presents the reconciliations of (i) GAAP net (loss) income to adjusted net (loss) income and (ii) GAAP diluted (loss) earnings per share to adjusted diluted (loss) earnings per share :

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Numerator:
Net (loss) income	$(3,288)	$14,614	$(18,927)	$16,612
Director and officer transition costs (1)	773	704	1,887	925
Cost reduction plan (2)	865	—	865	—
Legal settlement (3)	687	—	687	—
Less tax benefit	(605)	(183)	(894)	(241)
Adjusted net (loss) income	$(1,568)	$15,135	$(16,382)	$17,296

Denominator:
Diluted weighted average shares outstanding	37,498	42,194	37,546	43,180

Reconciliation of (loss) earnings per share:
Diluted (loss) earnings per share	$(0.09)	$0.35	$(0.50)	$0.38
Impact of adjustments to numerator and denominator	0.05	0.01	0.06	0.02
Adjusted diluted (loss) earnings per share	$(0.04)	$0.36	$(0.44)	$0.40

(1) Expenses incurred relating to departure of directors and officers and the recruitment of directors and key members of our senior management team. For the 26 weeks ended July 29, 2023, we incurred $1.9 million in expenses for employee retention bonuses after the retirement of our Chief Executive Officer in April 2023, professional fees for the engagement of a search firm to identify director candidates and candidates for Chief Executive Officer and fees for a communications firm related to our recent board and management changes.

(2) Severance expenses paid as part of our cost reduction plan implemented during the 13 weeks ended July 29, 2023.
(3) Represents a one-time legal settlement and related fees and expenses.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Financial Measures (Unaudited)

(amounts in thousands, except per share data)

The following table presents the reconciliation of GAAP net (loss) income to adjusted EBITDA for the periods presented:

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net (loss) income	$(3,288)	$14,614	$(18,927)	$16,612
Interest expense	3,527	767	5,574	1,334
Income tax (benefit) expense	(1,756)	5,135	(7,123)	5,576
Depreciation and amortization	8,967	7,762	17,749	15,173
Stock-based compensation expense (1)	1,126	1,091	2,376	2,449
Pre-opening expenses (2)	2,188	553	4,444	1,504
Director and officer transition costs (3)	773	704	1,887	925
Cost reduction plan (4)	865	—	865	—
Legal settlement (5)	687	—	687	—
Adjusted EBITDA	$13,089	$30,626	$7,532	$43,573

(1) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under the Sportsman's Warehouse Holdings, Inc. 2019 Performance Incentive Plan and the Sportsman's Warehouse Holdings, Inc. Employee Stock Purchase Plan.

(2) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location. .

(3) Expenses incurred relating to departure of directors and officers and the recruitment of directors and key members of our senior management team. For the 26 weeks ended July 29, 2023, we incurred $1.9 million in expenses for employee retention bonuses after the retirement of our Chief Executive Officer in April 2023, professional fees for the engagement of a search firm to identify director candidates and candidates for Chief Executive Officer and fees for a communications firm related to our recent board and management changes.

(4) Severance expenses paid as part of our cost reduction plan implemented during the 13 weeks ended July 29, 2023.
(5) Represents a one-time legal settlement and related fees and expenses.